UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 13, 2007

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Boulevard Englewood CO 80112

 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously reported, Liberty Global Europe NV has been a defendant in two lawsuits filed by former shareholders of Cignal Global Communications (Cignal) in April 2002 (the 2002 Cignal Action) and June 2006 (the 2006 Cignal Action) in the District Court of Amsterdam, the Netherlands, claiming damages for Liberty Global Europe’s alleged failure to honor certain option rights granted to those shareholders.  On September 13, 2007, the Dutch Court of Appeals overruled the District Court’s decision dismissing plaintiffs’ claims in the 2002 Cignal Action and determined that the plaintiffs in that action should have been permitted to exercise their option rights.  On December 13, 2007, Liberty Global Europe filed an appeal of that decision with the Dutch Supreme Court.  The damages claimed in the 2002 Cignal Action are approximately $28 million in the aggregate before statutory interest.  The Court of Appeals directed the plaintiffs to present more detailed calculations and substantiation of their damages, to which Liberty Global Europe will be entitled to respond. The Court of Appeals has deferred all further decisions in the 2002 Cignal Action pending the outcome of the appeal to the Supreme Court.

A hearing in the 2006 Cignal Action was held on October 9, 2007 and on December 19, 2007, the District Court rendered its decision dismissing the plaintiffs’ claims against Liberty Global Europe and the other defendants.  Aggregate claims of $200 million, plus statutory interest, are asserted in this action, which amount includes the amount provisionally claimed by the plaintiffs in the 2002 Cignal Action.  Plaintiffs are expected to appeal the District Court’s decision to the Court of Appeals.

During the third quarter of 2007, in light of the Court of Appeals’ decision in the 2002 Cignal Action and other factors, we recorded a provision of $146.0 million, representing our estimate of the loss that we may incur upon the ultimate disposition of the 2002 and 2006 Cignal Actions.  We do not currently intend to adjust our provision as a result of the recent District Court decision in the 2006 Action in light of our expectation that plaintiffs will appeal that decision.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2007

LIBERTY GLOBAL, INC.

By:	/s/ Elizabeth M. Markowski
	Name:	Elizabeth M. Markowski
	Title:	Senior Vice President